    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 2002
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                       ----------------------------------
                                 EXPEDIA, INC.
             (Exact name of Registrant as specified in its charter)

          WASHINGTON                       4700                  91-1996083
 (State or other jurisdiction        (Primary Standard        (I.R.S. Employer
              of                        Industrial           Identification No.)
incorporation or organization)  Classification Code Number)

                        13810 SE EASTGATE WAY, SUITE 400
                           BELLEVUE, WASHINGTON 98005
                                 (425) 564-7200
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                MARK S. BRITTON
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                        13810 SE EASTGATE WAY, SUITE 400
                           BELLEVUE, WASHINGTON 98005
                                 (425) 564-7200

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                       ----------------------------------

                                WITH COPIES TO:

        PETER D. LYONS, ESQ.                 PAMELA S. SEYMON, ESQ.                RICHARD B. DODD, ESQ.
        Shearman & Sterling              Wachtell, Lipton, Rosen & Katz          Preston Gates & Ellis LLP
 555 California Street, Suite 2000            51 West 52nd Street               701 Fifth Avenue, Suite 5000
  San Francisco, California 94104        New York, New York 10019-6150           Seattle, Washington 98104
           (415) 616-1100                        (212) 403-1000                        (206) 623-7580

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                      CALCULATION OF REGISTRATION FEE (1)

                                                                              PROPOSED MAXIMUM       PROPOSED MAXIMUM
                                                          AMOUNT TO BE            OFFERING              AGGREGATE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED (1)     REGISTERED      PRICE PER SECURITY (2)   OFFERING PRICE (3)
Expedia Warrants to purchase one share of common
  stock, par value $.01.........                        4,200,000 warrants         N/A (5)               N/A (5)
Expedia common stock issuable upon exercise of the
  Expedia Warrants..............                        4,200,000 shares          $52.00               $218,400,000

                                                          AMOUNT OF
                                                         REGISTRATION
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED (1)      FEE(4)
Expedia Warrants to purchase one share of common
  stock, par value $.01.........                           N/A (5)
Expedia common stock issuable upon exercise of the
  Expedia Warrants..............                           $20,093

(1) This registration statement relates to the resale by the selling security holders named herein of up to 4,200,000 warrants (the "Expedia Warrants") to acquire a like number of shares of common stock, par value $.01, of the Registrant. Up to 950,000 of the Expedia Warrants are employee warrants of the Registrant ("Expedia Employee Warrants") whose initial issuance was registered pursuant to a registration statement on Form S-3 that was filed with the Securities and Exchange Commission on November 13, 2001 (File
    No. 333-73168), as amended from time to time, and the remaining Expedia Warrants are shareholder warrants of the Registrant ("Expedia Shareholder Warrants") whose initial issuance was registered pursuant to a registration statement on Form S-4 that was filed with the Securities and Exchange Commission on August 22, 2001 (File No. 333-68116), as amended from time to time. This registration statement also relates to the resale by the selling security holders of up to 4,200,000 shares of Expedia common stock issuable upon exercise of the Expedia Warrants.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on the maximum exercise price ($52.00) of the Expedia Warrants.

(3) Calculated by multiplying the aggregate number of Expedia Warrants to be registered hereunder (4,200,000) by $52.00, the maximum exercise price of the Expedia Warrants

(4) Calculated by multiplying 0.000092 by the proposed maximum aggregate offering price.

(5) The registration fee for the Expedia Warrants is included in the registration fee for the common stock to be issued upon their exercise.

                       ----------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                     [LOGO]

                                EXPEDIA WARRANTS
                                      AND
                    SHARES OF EXPEDIA COMMON STOCK ISSUABLE
                     UPON EXERCISE OF THE EXPEDIA WARRANTS

    This prospectus relates to the resale of up to       warrants (the "Expedia
Warrants") to acquire a like number of shares of our common stock, par value $.01, which are held by the holders named under the heading "Selling Security
Holders" in this prospectus.       of the Expedia Warrants are employee warrants
("Expedia Employee Warrants") whose initial issuance we registered pursuant to a registration statement on Form S-3 that we filed with the Securities and Exchange Commission on November 13, 2001, as amended from time to time, and up
to           of the Expedia Warrants are shareholder warrants ("Expedia
Shareholder Warrants") whose initial issuance we registered pursuant to a registration statement on Form S-4 that we filed with the Securities and Exchange Commission on August 22, 2001, as amended from time to time. The Expedia Warrants were issued in connection with our recapitalization and the merger of a wholly-owned subsidiary of USA Networks, Inc. ("USA") with and into
us, which we completed in             , 2002. We refer to the recapitalization
and merger together as the "merger" throughout this prospectus. See "Summary--The Merger."

    This prospectus also relates to the resale by the selling security holders
of up to       shares of our common stock that are initially issuable upon exercise of the Expedia Warrants. The Expedia Warrants and the shares of our common stock issued upon the exercise of the Expedia Warrants offered by this prospectus are referred to as the "Securities" throughout this prospectus.

    Each Expedia Warrant entitles its holder to purchase one share of Expedia
common stock at any time prior to             , 2009 upon payment of the
exercise price of $52.00 per share, subject to adjustment.

    We will not receive any proceeds from the sale of the Securities by the selling security holders.

    After registration, the Securities may be sold from time to time to purchasers directly by the selling security holders. Alternatively, the selling security holders may offer the Securities through underwriters, dealers or agents on terms to be determined at the time of the sale. See "Plan of Distribution" on page 16.

    The selling security holders and any agents, dealers or underwriters that participate with the selling security holders in the distribution of the Securities may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    Our common stock is quoted on the Nasdaq National Market under the symbol
"EXPE". On           , 2002, the most recent practicable date prior to the
filing of this prospectus, our common stock closed at $           per share. The
Expedia Warrants have been approved for quotation on the Nasdaq National Market under the symbol "EXPEW".

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH PURCHASING THE SECURITIES.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
  COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
    THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
      THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS DOES NOT
       CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO
           BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH
            AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

                The date of this prospectus is           , 2002

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
FORWARD-LOOKING INFORMATION.................................      2
WHERE YOU CAN FIND MORE INFORMATION.........................      2
SUMMARY.....................................................      4
RISK FACTORS................................................      6
USE OF PROCEEDS.............................................     16
PLAN OF DISTRIBUTION........................................     16
SELLING SECURITY HOLDERS....................................     18
DESCRIPTION OF CAPITAL STOCK................................     27
MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES.............     29
LEGAL MATTERS...............................................     32
EXPERTS.....................................................     32

                          FORWARD-LOOKING INFORMATION

    This prospectus and the Securities and Exchange Commission ("SEC") filings that are incorporated by reference into this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are based on the current expectations that we have about us and the Securities. These forward-looking statements include, but are not limited to, statements about our industry, plans, objectives, expectations, intentions, assumptions and other statements contained in this prospectus that are not historical facts. When used in this prospectus or our SEC filings, the words "expect", "anticipate", "intend", "plan", "believe", "seek", "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties relating to our industry and our operations including those described in this "Risk Factors" section, actual results may differ materially from those expressed or implied by these forward-looking statements. This is particularly true for a young and rapidly evolving industry such as the online travel industry.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.              2333 Broadway           Citicorp Center, Suite 1400
          Room 1024              New York, New York 10279        500 West Madison Street
   Washington, D.C. 20549                                     Chicago, Illinois 60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at www.sec.gov.

    As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus.

Information that we subsequently file with the SEC will automatically update and supersede this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and its financial condition.

    1. Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended June 30, 2001.

    2.  Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

    3. Current Reports on Form 8-K filed on July 19, 2001, July 27, 2001, October 23, 2001, December 12, 2001, January 15, 2002 and January 23, 2002.

    4. Definitive proxy statement for our 2001 annual meeting of shareholders filed on November 9, 2001.

    5. Post-effective Amendment No. 1 to Registration Statement on Form S-4 filed on January 8, 2002 (File No. 333-68116).

    In addition to the registration statement of which this prospectus is a part, we have filed with the SEC, with respect to the initial issuance of the Expedia Shareholder Warrants offered hereby, a separate registration statement on Form S-4 (File No. 333-68116) on August 22, 2001, as amended from time to time (the "Form S-4 registration statement") and, with respect to the initial issuance of the Expedia Employee Warrants offered hereby, a separate registration statement on Form S-3 File No. 333-73168 on November 13, 2001, as amended from time to time (the "Form S-3 registration statement"). This prospectus does not contain all of the information set forth in these registration statements, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information regarding our company and the Securities offered hereby, please refer to these registration statements.

    You may request free copies of these filings by writing or telephoning us at the following address:

                                 Expedia, Inc.
                        13810 SE Eastgate Way, Suite 400
                           Bellevue, Washington 98005
                                 (425) 564-7200
                         Attention: Corporate Secretary

    You may also review and/or download free copies of these items at our website at www.expedia.com. Information contained on our website is not part of this prospectus. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus and with respect to material incorporated herein by reference, the dates of such referenced material.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE TERMS OF THE SECURITIES BEING OFFERED HEREBY, YOU SHOULD READ THIS ENTIRE PROSPECTUS AND THE DOCUMENTS IDENTIFIED UNDER THE CAPTION "WHERE YOU CAN FIND MORE INFORMATION". IN THIS PROSPECTUS, THE TERMS "EXPEDIA" AND "WE" REFER TO EXPEDIA, INC. AND OUR SUBSIDIARIES, EXCEPT WHERE IT IS CLEAR THAT SUCH TERMS MEAN ONLY EXPEDIA, INC.

THE MERGER

    On             , 2002, USA completed its acquisition of a controlling
interest in Expedia through a merger of one of its subsidiaries with and into
Expedia. As a result of the merger, USA owns approximately   % our currently
outstanding shares and   % of the voting interest in Expedia. As a result of the
merger, we also own various travel and media-related assets previously owned by USA.

    Approximately 10 days prior to the merger we distributed approximately
      Expedia Employee Warrants to certain holders of vested and unvested stock options to acquire our common stock. In addition, immediately prior to the merger, we recapitalized our common stock to create a new class of common stock, Expedia Class B common stock, par value $.01 per share, which is entitled to 15 votes per share, provided that no Expedia shareholder or group of shareholders can generally hold more than 94.9% of our total outstanding voting power. All of the shares of Expedia Class B common stock are currently held by USA.

    For more detail on the merger, please refer to the Form S-4 registration statement. For more detail on the distribution of Expedia Employee Warrants to certain of our optionholders, please refer to the Form S-3 registration statement.

ACQUISITION OF CLASSIC CUSTOM VACATIONS

    On January 23, 2002, we announced that we had entered into an agreement to acquire certain of the assets, and assume certain of the liabilities, of Classic Custom Vacations, a California corporation and a wholly owned subsidiary of Classic Vacation Group, Inc., a New York corporation. In connection with the transaction, we agreed to first purchase all of the outstanding debt of Classic Vacation Group in exchange for approximately $47 million in shares of our common stock. If the aggregate net proceeds to the Classic debt holders from the sale of our shares is less than $47 million, we will fund the difference in value by issuing additional shares or paying the remainder in cash or both. If the aggregate net proceeds exceed $47 million, the excess will be returned to us. We will then acquire the assets of Classic Custom Vacations for an aggregate purchase price of approximately $52 million (consisting of approximately
$5 million in cash plus the cancellation of the $47 million of debt of Classic Vacation Group we purchased) plus the assumption of certain liabilities. The transaction is subject to customary closing conditions, including regulatory approval and the approval of the stockholders of Classic Vacation Group. For more detail on the Classic transaction, please refer to our Form 8-K, which we filed on January 23, 2002.

                                  THE OFFERING

EXPEDIA WARRANTS
Number being offered hereby..................  Expedia Warrants.
Expiration date..............................  , 2009.
Exercise price...............................  $52.00 per share of Expedia common stock.
Adjustments..................................  The number of shares of Expedia common stock issuable upon exercise of the Expedia
                                               Warrants and the exercise price of the
                                               Expedia Warrants are subject to adjustment
                                               from time to time upon the occurrence of any
                                               of the following events to Expedia common
                                               stock: any stock split; any stock
                                               consolidation, combination or subdivision;
                                               any stock dividend or other distribution; any
                                               repurchase, reclassification,
                                               recapitalization or reorganization; and
                                               certain distributions of rights, warrants or
                                               evidences of indebtedness or assets.
Use of proceeds..............................  We will not receive any proceeds from the sale of the Expedia Warrants by the selling
                                               security holders.
Transfer and warrant agent...................  Mellon Investor Services LLC.
Nasdaq National Market symbol................  The Expedia Warrants have been approved for quotation on the Nasdaq National Market under
                                               the symbol "EXPEW".

EXPEDIA COMMON STOCK
Common stock issuable on exercise of Expedia   shares of common stock, issuable from time to
  Warrants...................................  time upon the exercise of the Expedia
                                               Warrants.
Common Stock authorized and outstanding......  We are authorized to issue up to 770,000,000 shares of capital stock, consisting of
                                               600,000,000 shares of Expedia common stock,
                                               150,000,000 shares of Expedia Class B common
                                               stock, and 20,000,000 shares of preferred
                                               stock, par value $.01 per share. As of
                                                           , 2002, assuming exercise of all
                                               Expedia Warrants, there were outstanding
                                               approximately       shares of Expedia common
                                               stock,       shares of Expedia Class B common
                                               stock and no shares of Expedia preferred
                                               stock.
Use of proceeds..............................  We will not receive any proceeds from the sale by the selling security holders of the
                                               shares of common stock issuable upon the
                                               exercise of the Expedia Warrants.
Nasdaq National Market symbol................  EXPE.

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING FACTORS CAREFULLY BEFORE DECIDING TO PURCHASE THE SECURITIES. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

RISK FACTORS RELATING TO USA'S ACQUISITION OF CONTROL OF EXPEDIA

    USA EXERCISES SIGNIFICANT CONTROL OVER EXPEDIA

    As a result of the merger, USA owns approximately   % of our outstanding
common equity and approximately   % of our total voting power. As a result, USA
generally has the ability to control the outcome of any matter submitted for the vote or consent of our shareholders, except where a separate vote of the holders of our common stock is required by Washington law. In addition, USA also controls our board of directors. Subject to applicable Washington law and agreements entered into as part of the merger transactions, USA generally is not restricted with regard to its ability to control the election of our directors, to cause the amendment of our articles of incorporation or bylaws, or generally to exercise a controlling influence over our business and affairs. As a result of USA's controlling interest in us, USA has the power to prevent, delay or cause a change in control of Expedia and could take other actions that might be favorable to USA but not necessarily favorable to our other shareholders.

    In addition, because our board of directors has approved the merger transactions, our shareholders may not benefit from certain protections afforded by the Washington anti-takeover statute in respect of future agreements with USA or its affiliates.

    CONFLICTS OF INTEREST MAY ARISE BETWEEN USA AND EXPEDIA, WHICH MAY NOT BE
     RESOLVED IN A MANNER THAT DOES NOT ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS

    Conflicts of interest may arise between us, on the one hand, and USA and its other affiliates, on the other hand, in areas relating to past, ongoing and future relationships, including corporate opportunities, potential acquisitions or financing transactions, sales or other dispositions by USA of its interest in Expedia and the exercise by USA of its ability to control our management and affairs. Conflicts, disagreements or other disputes between us and USA may arise and may not be resolved in a manner that does not adversely affect our business, financial condition or results of operations.

    For instance, USA is engaged in a diverse range of media and entertainment-related businesses, including businesses that may compete in one or more businesses with us, including Hotel Reservations Network. In addition, USA or its affiliates may acquire additional businesses that may conflict or compete with us. Subject to applicable Washington law, USA is under no obligation, and has not indicated any intention, to share any future business opportunities available to it with us. Our amended and restated articles of incorporation also include provisions that provide that (1) neither USA nor any of its affiliates has any duty to refrain from engaging in the same or similar activities or lines of business of Expedia, thereby competing with us, and
(2) neither USA nor any of its affiliates has any duty to communicate or offer corporate opportunities to us and none of them will be liable for breach of any fiduciary duty to us, as a shareholder of Expedia or otherwise, in connection with such opportunities, provided that the procedures provided for in our articles of incorporation are followed.

    OUR DIRECTORS AND OFFICERS MAY HAVE INTERESTS IN USA AND ITS SUBSIDIARIES
     WHICH COULD CREATE POTENTIAL CONFLICTS OF INTEREST

    Ownership interests of directors or officers of Expedia in USA common stock, or ownership of directors or officers of USA in Expedia common stock or service as both a director or officer of Expedia and a director, officer or employee of USA, could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and USA. Barry Diller is Chairman of our board of directors. A number of other members of our board of directors are also directors, officers or employees of USA. In addition, interlocking relationships may exist between certain members of our board of directors and members of the boards of directors of other USA subsidiaries with which we directly compete, including Hotel Reservations Network, Inc., and important suppliers of ours that also have strong business relationships with our direct competitors.

    USA/EXPEDIA MAY NOT REALIZE ALL OF THE ANTICIPATED BENEFITS OF THE MERGER
     TRANSACTIONS

    The success of the merger transactions will depend, in part, on the ability of USA and us to realize certain anticipated growth opportunities from integrating our businesses with the businesses of USA and its affiliates. We cannot assure you that this integration will result in the realization of the full anticipated benefits of the growth opportunities or that these benefits will be achieved within the anticipated time frame or at all. In addition, legal arrangements between USA or its affiliates and certain third parties may restrict the ability of the parties to integrate parts of their businesses with the businesses of USA or its affiliates.

    MICROSOFT IS ABLE TO COMPETE WITH US

    In connection with the merger, we and Microsoft terminated the shareholder agreement between Microsoft and us, which agreement included, among other things, an agreement by Microsoft not to compete with us. As a result, Microsoft is currently able to compete with us, which could have a negative impact on our business.

RISK FACTORS RELATING TO USA

    USA DEPENDS ON ITS KEY PERSONNEL

    USA is dependent upon the continued contributions of its senior corporate management, particularly Mr. Diller, and certain key employees for its future success. Mr. Diller is the Chairman of the Board and Chief Executive Officer of USA. Mr. Diller does not have an employment agreement with USA, although he has been granted options to purchase a substantial number of shares of USA common stock.

    If Mr. Diller no longer serves in his positions at USA, the business of USA, as well as the market price of USA common stock, could be substantially adversely affected. In addition, under the terms of a governance agreement, dated as of October 19, 1997, among Universal Studios, Inc., HSN, Inc. (now
USA), Mr. Diller and Liberty Media Corporation, if Mr. Diller no longer serves as Chief Executive Officer of USA, then certain restrictions on Universal Studios' conduct will be eliminated, and the ability of Universal Studios (which is controlled by Vivendi Universal S.A.) to increase its equity interest in USA will be accelerated. We cannot assure you that USA will be able to retain the services of Mr. Diller or any other members of senior management or key employees of USA.

    USA IS CONTROLLED BY MR. DILLER AND IN HIS ABSENCE, WILL BE CONTROLLED BY
     VIVENDI UNIVERSAL AND/OR LIBERTY MEDIA

    Mr. Diller, through entities he controls, currently beneficially owns or has the right to vote 100% of the shares of Class B common stock, par value $.01 per share, of USA, which is sufficient to control the outcome of any matter submitted to a vote or for the consent of USA shareholders with respect to which holders of USA common stock and USA Class B common stock vote together as a single class. Mr. Diller, subject to the terms of a stockholders agreement, dated as of October 19, 1997 (the "Current Stockholders Agreement"), among Universal Studios, Liberty Media, Mr. Diller, USA and The Seagram Company Ltd. (now controlled by Vivendi Universal S.A.), effectively controls the outcome of all matters submitted to a vote or for the consent of USA stockholders (other than with respect to the election by the holders of USA common stock of 25% of the members of the board of directors of USA (rounded up to the nearest whole number) and certain matters as to which a separate class vote of the holders of USA common stock is required under Delaware law).

    Under the Current Stockholders Agreement, Mr. Diller, Universal Studios and Liberty Media have agreed that USA securities owned by any of Mr. Diller, Universal Studios, Liberty Media and certain of their affiliates will not be voted in favor of the taking of any action with respect to certain fundamental changes relating to USA, except with the consent of each of Mr. Diller, Universal Studios and Liberty Media. Accordingly, in respect of these matters, each of Mr. Diller, Universal Studios and Liberty Media currently has the ability to veto, in his or its sole discretion, the taking of any action with respect to these matters. Following completion of the USA's pending transaction with Vivendi Universal, each of Mr. Diller and Liberty Media will have the right to consent to the fundamental changes in the event that USA is highly leveraged. In addition, we cannot assure you that Mr. Diller and Liberty Media, and prior to completion of the USA/Vivendi Universal transaction, Universal Studios, will agree in the future on any such transaction or action, in which case USA would not be able to engage in such transaction or take such action.

    In addition, any third party seeking to acquire USA would be required to negotiate such transaction with Mr. Diller, Vivendi Universal and Liberty Media, and the interests of any one or more of such persons as shareholders may be different from the interests of other USA shareholders.

    Upon Mr. Diller's permanent departure from USA, USA may change in various fundamental respects. For example, prior to the completion of the Vivendi Universal transaction, generally, Vivendi Universal, through Universal Studios, would be able to control USANi LLC, through which a significant portion of USA's businesses are currently owned, and also would have the ability to seek to directly control USA. In addition, Universal Studios and Liberty Media have certain agreements relating to the management and governance of USA, as well as the voting and disposition of their shares of USA stock. Following completion of the USA/Vivendi Universal transaction, generally, Liberty Media would be able to control USA through its ownership of its USA Class B shares.

RISK FACTORS RELATING TO EXPEDIA

    DECLINES OR DISRUPTIONS IN THE TRAVEL INDUSTRY, SUCH AS THOSE CAUSED BY
     TERRORISM OR GENERAL ECONOMIC DOWNTURNS, COULD REDUCE EXPEDIA'S REVENUES

    Expedia relies on the health and growth of the travel industry. Travel is highly sensitive to traveler safety concerns, and thus declines after acts of terrorism that affect the safety of travelers. The terrorist attacks of September 11, 2001 on the World Trade Center in New York City and the Pentagon in northern Virginia using hijacked commercial airliners resulted in the cancellation of a significant number of Expedia's existing travel bookings and a decrease in new travel bookings through Expedia, all of which will reduce Expedia's revenues for at least the quarters ended September 30, 2001 and December 31, 2001. The long-term effects of these events could include, among other things, a protracted decrease in demand for air travel due to fears regarding additional acts of terrorism, military responses to acts of terrorism and increased costs and reduced operations by airlines due, in part, to new security directives adopted by the Federal Aviation Administration. These effects, depending on their scope and duration--which Expedia cannot predict at this time--could significantly impact Expedia's long-term results of operations or financial condition.

    In addition, travel is sensitive to business and personal discretionary spending levels and tends to decline during general economic downturns, which could also reduce Expedia's revenues. Other adverse trends or events that tend to reduce travel and may reduce Expedia's revenues include:

    - political instability;

    - regional hostilities;

    - price escalation in the airline industry or other travel-related industries;

    - increased occurrence of travel-related accidents;

    - airline or other travel-related strikes; and

    - bad weather.

    OUR OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT

    Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Because our operating results are volatile and difficult to predict, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter our operating results will fall below the expectations of securities analysts or investors. In this event, the trading price of our common stock may decline significantly.

    Factors that may cause us to fail to meet the expectations of securities analysts or investors include the following:

    - our inability to obtain travel products on satisfactory terms from our travel suppliers;

    - the ability of our competitors to offer new or enhanced websites, services or products or similar services or products with lower prices;

    - our inability to obtain new customers at reasonable cost, retain existing customers or encourage repeat purchases;

    - decreases in the number of visitors to our websites or our inability to convert visitors to our websites into customers;

    - our inability to adequately maintain, upgrade and develop our websites, the systems that we use to process customers' orders and payments or our computer network;

    - our inability to retain existing airlines, hotels, rental car companies and other suppliers of travel services or to obtain new travel suppliers;

    - fluctuating gross margins due to a changing mix of revenues;

    - the termination of existing relationships with key service providers or failure to develop new ones;

    - the amount and timing of operating costs relating to expansion of our operations; and

    - economic conditions specific to the Internet, online commerce and the travel industry.

    WE DEPEND ON OUR RELATIONSHIPS WITH TRAVEL SUPPLIERS AND COMPUTER
     RESERVATION SYSTEMS AND ADVERSE CHANGES IN THESE RELATIONSHIPS COULD AFFECT OUR INVENTORY OF TRAVEL OFFERINGS

    Our business relies on relationships with travel suppliers, and it would be negatively affected by adverse changes in these relationships. We depend on travel suppliers to enable us to offer our customers comprehensive access to travel services and products. Consistent with industry practices, we currently have few agreements with our travel suppliers obligating them to sell services or products through our websites. It is possible that travel suppliers may choose not to make their inventory of services and products available through online distribution. Travel suppliers could elect to sell exclusively through other sales and distribution channels or to restrict our access to their inventory, either of which could significantly decrease the amount or breadth of our inventory of available travel offerings. Of particular note is Orbitz, the airline direct-distribution website, which was launched in June 2001 and is owned by American Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines and United Air Lines. Forester Research reports that Orbitz is the only website for consumers to find unpublished special fares on these and at least 23 other airlines. Additionally, American Airlines, United Air Lines, Northwest Airlines, Continental Air Lines, US Airways Group and America West Airlines entered into a joint venture to launch a separate site known as "Hotwire", which offers unpublished special fares on certain carriers. If a substantial number of our airline suppliers collectively agree or choose to restrict their special fares solely to Orbitz or Hotwire, such action may have a material adverse affect on our business. We also depend on travel suppliers for advertising revenues. Adverse changes in any of these relationships, whether due to Orbitz, Hotwire or otherwise, could reduce the amount of inventory that we are able to offer through our websites.

    A DECLINE IN COMMISSION RATES AND FEES OR THE ELIMINATION OF COMMISSIONS
     COULD REDUCE OUR REVENUES AND MARGINS

    A substantial majority of our online revenues depends on the commissions and fees paid by travel suppliers for bookings made through our online travel service. Generally, we do not have written commission agreements with our suppliers. As is standard practice in the travel industry, we rely on informal arrangements for the payment of commissions. Travel suppliers are not obligated to pay any specified commission rate for bookings made through our websites. We cannot assure you that airlines, hotel chains or other travel suppliers will not reduce current industry commission rates or eliminate commissions entirely, either of which could reduce our revenues and margins.

    WE EXPECT OUR ACCOUNTING LOSSES TO CONTINUE

    To date, we have incurred substantial net losses due mainly to stock-based compensation and acquisitions made by us since our initial public offering. For the fiscal year ended June 30, 2001, we had a net loss of $78.1 million. If our revenues do not grow as expected, or if increases in our expenses are not in line with our plans, there could be a material adverse effect on our business, operating results and financial condition.

    WE COMPETE WITH A VARIETY OF COMPANIES WITH RESPECT TO EACH PRODUCT OR
     SERVICE WE OFFER

    These competitors include:

    - internet travel agents such as Travelocity.com, Orbitz.com and American Express Interactive, Inc.;

    - local, regional, national and international traditional travel agencies;

    - consolidators and wholesalers of airline tickets, hotels and other travel products, including Hotwire.com, Cheaptickets.com and Priceline.com;

    - airlines, hotels, rental car companies, cruise operators and other travel service providers, whether working individually or collectively, some of which are suppliers to our websites; and

    - operators of travel industry reservation databases.

    In addition to the traditional travel agency channel, many travel suppliers also offer their travel services as well as third-party travel services directly through their own websites. These travel suppliers include many suppliers with which we do business. Suppliers also sell their own services directly to consumers, predominantly by telephone. As the market for online travel services grows, we believe that travel suppliers, traditional travel agencies, travel industry information providers and other companies will increase their efforts to develop services that compete with our services by selling inventory from a wide variety of suppliers. We cannot assure you that our online operations will compete successfully with any current or future competitors.

    Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have and may enter into strategic or commercial relationships with larger, more established and better-financed companies. Some of our competitors may be able to secure services and products from travel suppliers on more favorable terms, devote greater resources to marketing and promotional campaigns and commit more resources to website and systems development than we are able to devote. In addition, the introduction of new technologies and the expansion of existing technologies may increase competitive pressures. Increased competition may result in reduced operating margins, as well as loss of market share and brand recognition. We cannot assure you that we will be able to compete successfully against current and future competitors. Competitive pressures faced by us could have a material adverse effect on our business, operating results and financial condition.

    IF WE FAIL TO INCREASE OUR BRAND RECOGNITION AMONG CONSUMERS, WE MAY NOT BE
     ABLE TO ATTRACT AND EXPAND OUR ONLINE TRAFFIC

    We believe that maintaining and enhancing the Expedia-Registered Trademark-brand is a critical aspect of our efforts to attract and expand our online traffic. The number of Internet sites that offer competing services increases the importance of maintaining and enhancing brand recognition. Promotion of the Expedia-Registered Trademark- brand will depend largely on our success in providing a high-quality online experience supported by a high level of customer service. In addition, we intend to spend substantial amounts on marketing and advertising with the intention of continuing to expand our brand recognition to attract and retain online users and to respond to competitive pressures. However, we cannot assure you that these expenditures will be effective to promote our brand or that our marketing efforts generally will achieve our goals.

    INTERRUPTIONS IN SERVICE FROM THIRD PARTIES COULD IMPAIR THE QUALITY OF OUR
     SERVICE

    We rely on third-party computer systems and third-party service providers, including the computerized central reservation systems of the airline, hotel and car rental industries to make airline ticket, hotel room and car rental reservations and credit card verifications and confirmations.

    Currently, a majority of our transactions are processed through Worldspan, L.P. and Pegasus Solutions, Inc. We rely on TRX, Inc. and PeopleSupport, Inc. to provide a significant portion of our telephone and email customer support, as well as to print and deliver airline tickets as necessary. Microsoft also services a significant amount of our information systems as part of an amended and restated services agreement, which Microsoft has agreed to extend through September 2002. Any interruption in these third-party services or a deterioration in their performance could impair the quality of our service. If our arrangement with any of these third parties is terminated, we may not find an alternate source of systems support on a timely basis or on commercially reasonable terms. In particular, any migration from the Worldspan system could require a substantial commitment of time and resources and hurt our business.

    OUR SUCCESS DEPENDS ON MAINTAINING THE INTEGRITY OF OUR SYSTEMS AND
     INFRASTRUCTURE

    In order to be successful, we must continue to provide reliable, real-time access to our systems for our customers and suppliers. As our operations continue to grow in both size and scope, domestically and internationally, we will need to improve and upgrade our systems and infrastructure to offer an increasing number of customers and travel suppliers enhanced products, services, features and functionality. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase. Consumers and suppliers will not tolerate a service hampered by slow delivery times, unreliable service levels or insufficient capacity, any of which could have a material adverse effect on our business, operating results and financial condition.

    In this regard, our operations face the risk of systems failures. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. Our business interruption insurance may not adequately compensate us for losses that may occur. The occurrence of a natural disaster or unanticipated problems at our facilities in Washington or Travelscape's facilities in Nevada could cause interruptions or delays in our business, loss of data or render us unable to process reservations. In addition, the failure of our computer and communications systems to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could result in interruptions in our service. The occurrence of any or all of these events could adversely affect our reputation, brand and business.

    OUR BUSINESS IS EXPOSED TO RISKS ASSOCIATED WITH ONLINE COMMERCE SECURITY
     AND CREDIT CARD FRAUD

    Consumer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and online commerce. To transmit confidential information such as customer credit card numbers securely, we rely on encryption and authentication technology. Unanticipated events or developments could result in a compromise or breach of the systems we use to protect customer transaction data. Furthermore, our servers may also be vulnerable to viruses transmitted via the Internet. While we proactively checks for intrusions into our infrastructure, a new and undetected virus could cause a service disruption.

    To date, our results have been impacted due to reservations placed with fraudulent credit card data. We record these reserves because, under current credit card practices and the rules of the Airline Reporting Corporation, we may be held liable for fraudulent credit card transactions on our websites and other payment disputes with customers. Since discovering this fraudulent activity, we have put additional anti-fraud measures in place above and beyond our existing credit card verification procedures; however, a failure to control fraudulent credit card transactions adequately could further adversely affect our business.

    RAPID TECHNOLOGICAL CHANGES MAY RENDER OUR TECHNOLOGY OBSOLETE OR DECREASE
     THE COMPETITIVENESS OF OUR SERVICES

    To remain competitive in the online travel industry, we must continue to enhance and improve the functionality and features of our websites. The Internet and the online commerce industry are rapidly changing. In particular, the online travel industry is characterized by increasingly complex systems and infrastructures. If competitors introduce new services embodying new technologies, or if new industry standards and practices emerge, our existing websites and proprietary technology and systems may become obsolete. Our future success will depend on our ability to do the following:

    - enhance our existing services;

    - develop and license new services and technologies that address the increasingly sophisticated and varied needs of our prospective customers and suppliers; and

    - respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

    Developing our websites and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our websites, transaction-processing systems and network infrastructure to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, our customers and suppliers may forego the use of our services and use those of our competitors.

    OUR INTERNATIONAL OPERATIONS INVOLVE RISKS RELATING TO TRAVEL PATTERNS AND
     PRACTICES AND INTERNET-BASED COMMERCE

    We operate in the United Kingdom, Germany, Canada, Belgium and France and have websites in Italy and the Netherlands. In order to achieve widespread acceptance in each country we enter, we believe that we must tailor our services to the unique customs and cultures of that country. Learning the customs and cultures of various countries, particularly with respect to travel patterns and practices, is a difficult task and our failure to do so could slow our growth in those countries.

    In addition, we face additional risks in operating internationally, such as:

    - delays in the development of the Internet as a broadcast, advertising and commerce medium in international markets;

    - difficulties in managing operations due to distance, language and cultural differences, including issues associated with establishing management systems infrastructures in individual foreign markets;

    - unexpected changes in regulatory requirements;

    - tariffs and trade barriers and limitations on fund transfers;

    - difficulties in staffing and managing foreign operations;

    - potential adverse tax consequences;

    - exchange rate fluctuations; and

    - increased risk of piracy and limits on our ability to enforce our intellectual property rights.

    Any of these factors could harm our business. We do not currently hedge our foreign currency exposures.

    WE MAY BE FOUND TO HAVE INFRINGED ON INTELLECTUAL PROPERTY RIGHTS OF OTHERS
     WHICH COULD EXPOSE US TO SUBSTANTIAL DAMAGES AND RESTRICT OUR OPERATIONS

    We could face claims that we have infringed the patents, copyrights or other intellectual property rights of others. In addition, we may be required to indemnify travel suppliers for claims made against them. Any claims against us could require us to spend significant time and money in litigation, delay the release of new products or services, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms or at all. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

    BECAUSE OUR MARKET IS SEASONAL, OUR QUARTERLY RESULTS WILL FLUCTUATE

    Our business experiences seasonal fluctuations, reflecting seasonal trends for the products and services offered by our websites. For example, demand for travel bookings may increase in anticipation of summer vacations and holiday periods, but online travel bookings may decline with reduced Internet usage during the summer months. These factors could cause our revenues to fluctuate from quarter to quarter. Our results may also be affected by seasonal fluctuations in the inventory made available to our service by travel suppliers.

    OUR SUCCESS DEPENDS IN LARGE PART ON THE CONTINUING EFFORTS OF A FEW
     INDIVIDUALS AND OUR ABILITY TO CONTINUE TO ATTRACT, RETAIN AND MOTIVATE HIGHLY SKILLED EMPLOYEES

    We depend substantially on the continued services and performance of our senior management, particularly Richard N. Barton, our chief executive officer and president. These individuals may not be able to fulfill their responsibilities adequately and may not remain with us. The loss of the services of any executive officers or other key employees could hurt our business.

    As of January 15, 2002, we employed a total of approximately 970 full-time employees. In order to achieve our anticipated growth, we will need to hire additional qualified employees. If we do not succeed in attracting new employees and retaining and motivating our current personnel, our business will be adversely affected.

    OUR WEBSITES RELY ON INTELLECTUAL PROPERTY, AND WE CANNOT BE SURE THAT THIS
     INTELLECTUAL PROPERTY IS PROTECTED FROM COPY OR USE BY OTHERS, INCLUDING POTENTIAL COMPETITORS

    We regard much of our content and technology as proprietary and try to protect our proprietary technology by relying on trademarks, copyrights, trade secret laws and confidentiality agreements with consultants. In connection with our license agreements with third parties, we seek to control access to and distribution of our technology, documentation and other proprietary information. Even with all of these precautions, it is possible for someone else to copy or otherwise obtain and use our proprietary technology without our authorization or to develop similar technology independently. Effective trademark, copyright and trade secret protection may not be available in every country in which our services are made available through the Internet, and policing unauthorized use of our proprietary information is difficult and expensive. We cannot be sure that the steps we have taken will prevent misappropriation of our proprietary information. This misappropriation could have a material adverse effect on our business. In the future, we may need to go to court to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation might result in substantial costs and diversion of resources and management attention.

    We currently license from third parties, including Microsoft, some of the technologies incorporated into our websites. As we continue to introduce new services that incorporate new technologies, we may be required to license additional technology from Microsoft and others. We cannot be sure that these third-party technology licenses will continue to be available on commercially reasonable terms, if at all.

RISKS RELATED TO THE OFFERING

    AN ACTIVE TRADING MARKET FOR THE EXPEDIA WARRANTS MAY NOT DEVELOP

    The Expedia Warrants to be issued in the merger and to Expedia option holders are a new type of security for which there is currently no public market. If these securities are traded after their initial issuance, they may trade at a discount from their initial valuations, depending on prevailing interest rates, the market for similar securities, the price of Expedia common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the Expedia Warrants.

    OUR COMMON STOCK PRICE MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS,
     AND INVESTORS IN OUR STOCK MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PRICE THAT THEY PAID FOR THEM

    Due to fluctuations in the market price of our common stock, you may be unable to resell your shares at or above the price that you paid for them. The market price of our common stock has fluctuated in the past and is likely to be highly volatile. In addition, the stock market in general and the market prices of shares of Internet companies in particular, have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The market price of our common stock could continue to be highly volatile and is likely to experience wide fluctuations in response to factors, many of which are largely beyond our control, including the following:

    - actual or anticipated variations in our quarterly operating results;

    - announcements of technological innovations or new services by us or our competitors;

    - changes in financial estimates by securities analysts;

    - conditions or trends in the Internet or online commerce industries;

    - changes in the economic performance or market valuations of other Internet, online commerce or travel companies;

    - announcements by us or our competitors of significant acquisitions;

    - strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock;

    - potential litigation; and

    - conditions which may affect the closing of the merger.

                                USE OF PROCEEDS

    All of the Securities being offered under this prospectus from time to time are being sold by the selling security holders. We will not receive any of the proceeds from the sale of the Securities by the selling security holders.

                              PLAN OF DISTRIBUTION

    The selling security holders may transfer, pledge, donate or assign the Securities to lenders or others and each of such persons will be deemed to be a "selling security holder" for purposes of this prospectus. The number of Securities beneficially owned by a selling security holder who transfers, pledges, donates or assigns Securities will decrease as and when they take such actions. The plan of distribution for Securities sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or assignees will be selling security holders hereunder.

METHOD OF SALE

    The Securities may be sold pursuant to this prospectus by the selling security holders in any of the following ways:

    - The Securities may be sold through underwriters in one or more underwritten offerings on a firm commitment or best efforts basis. The Securities may be sold through a broker or brokers, acting as principals or agents. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell the Securities as agent but may position and resell the block as principal to facilitate the transaction. The Securities may be sold through dealers or agents or to dealers acting as market makers. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling security holders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    - The Securities may be sold on any exchange on which the Securities are listed.

    - The Securities may be sold in private sales directly to purchasers.

    A selling security holder may enter into hedging transactions with counterparties (including broker-dealers), and the counterparties may engage in short sales of the Securities in the course of hedging the positions they assume with such selling security holder, including, without limitation, in connection with distribution of the Securities by such counterparties. In addition, the selling security holders may sell short the Securities, and in such instances, this prospectus may be delivered in connection with such short sales and the Securities offered hereby may be used to cover such short sales. The selling security holders may also enter into option or other transactions with counterparties that involve the delivery of the Securities to the counterparties, who may then resell or otherwise transfer such Securities.

    The selling security holders may also loan or pledge the Securities and the borrower or pledgee may sell the Securities as loaned or upon a default may sell or otherwise transfer the pledged Securities.

    Securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 145 of the Securities Act may be sold under Rule 144 or Rule 145 rather than pursuant to this prospectus.

    Each of the selling security holders reserves the right to accept and, together with their agents from time to time to reject, in whole or in part, any proposed purchase of Securities to be made directly or through agents.

TIMING AND PRICE

    The Securities may be sold from time to time by a selling security holder. There is no assurance that any selling security holder will sell or dispose of any of its Securities.

    We are required to keep this registration statement effective until the earlier of the date on which any selling security holder no longer holds the Securities or the one-year anniversary of the closing date of the merger.

    Selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of our securities by them.

    Securities may be sold at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and purchasers or underwriters and/or dealers (who may receive fees or commissions in connection therewith).

PROCEEDS, COMMISSIONS AND EXPENSES

    The aggregate proceeds to the selling security holders from the sale of the Securities offered by them hereby will be the purchase price of such Securities less discounts, concessions and commissions, if any. We will not receive any of the proceeds from this offering.

    Each selling security holder will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents.

    In connection with the Securities to be sold by Microsoft Corporation or its affiliates, Microsoft will pay for all SEC filing fees, printing costs and the fees of its counsel. We will pay all other printing costs, SEC filing fees and the fees of counsel in connection with any Securities to be sold by any other selling security holder. In addition, we will pay all fees, disbursements and out-of-pocket expenses and costs incurred by us in connection with the preparation of the registration statement of which this prospectus is a part and in complying with all applicable securities and blue sky laws.

    A selling security holder and any broker-dealers or agents that participate with such selling security holder in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Securities may be deemed to be underwriting commissions or discounts under the Securities Act.

    We have agreed to indemnify Microsoft against certain liabilities, including liabilities arising under the Securities Act. Microsoft may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities Act.

NASDAQ LISTING STATUS

    Our common stock is quoted on the Nasdaq National Market under the symbol "EXPE". The Expedia Warrants have been approved for quotation on the Nasdaq National Market under the symbol "EXPEW".

                            SELLING SECURITY HOLDERS

    Below is information with respect to the Securities owned by each of the selling security holders and assumes consummation of the merger. The Securities are being registered to permit public secondary trading of the Securities. The selling security holders may offer the Securities for resale from time to time. See "Plan of Distribution."

    We have filed with the SEC a registration statement, of which this prospectus forms a part, with respect to the resale of the Securities under Rule 415 from time to time under the Securities Act.

    The Securities offered by this prospectus may be offered from time to time by the persons or entities named below. The following table sets forth certain information regarding the beneficial ownership of our securities by the selling
security holders as of             , 2002 and assumes that: (A) each of the
selling security holders exercises all of its Expedia Warrants as applicable; and (B) each of the selling security holders sells under this prospectus all of its Securities.

                                                                                            OWNERSHIP OF SHARES OF
                              OWNERSHIP OF SECURITIES PRIOR TO                                COMMON STOCK AFTER
                                          OFFERING                             NUMBER OF           OFFERING
                              ---------------------------------   NUMBER OF    SHARES OF    -----------------------
                              SHARES OF    EXPEDIA                 EXPEDIA      COMMON
      NAME OF SELLING          COMMON     WARRANTS                WARRANTS       STOCK
      SECURITY HOLDER           STOCK        (1)          %        OFFERED    OFFERED (2)     SHARES         %
----------------------------  ---------   ---------   ---------   ---------   -----------   ----------   ----------
Microsoft
  Corporation (3)...........
Entities affiliated with
  Technology Crossover
  Ventures..................     (4)
Richard N. Barton...........
PRESIDENT, CHIEF EXECUTIVE
  OFFICER AND DIRECTOR
Byron D. Bishop.............
SENIOR VICE PRESIDENT,
  TRANSPORTATION AND CORE
  TECHNOLOGY
Erik C. Blachford...........
SENIOR VICE PRESIDENT,
  MARKETING AND PROGRAMMING
Simon J. Breakwell..........
SENIOR VICE PRESIDENT AND
  MANAGING DIRECTOR, EXPEDIA
  EUROPE
Mark S. Britton.............
SENIOR VICE PRESIDENT,
  GENERAL COUNSEL AND
  SECRETARY
Michael Day.................
SENIOR VICE PRESIDENT,
  OPERATIONS
Kathleen K. Dellplain.......
SENIOR VICE PRESIDENT, HUMAN
  RESOURCES
Gregory E. Slyngstad........
SENIOR VICE PRESIDENT,
  DESTINATIONS AND LODGINGS
Gregory S. Stanger..........
SENIOR VICE PRESIDENT, CHIEF
  FINANCIAL OFFICER AND
  DIRECTOR
Brad Chase..................
FORMER DIRECTOR
Gerald Grinstein............
FORMER DIRECTOR
Jay C. Hoag.................
DIRECTOR                         (5)
Gregory B. Maffei...........
DIRECTOR
Laurie McDonald Jonsson.....
FORMER DIRECTOR
Richard D. Nanula...........
FORMER DIRECTOR
  TOTALS....................

------------------------------

*   Less than 1%

(1) Issued in connection with the merger.

(2) Issuable from time to time upon exercise of the Expedia Warrants.

(3) With respect to Microsoft Corporation, the term "selling security holder" in this prospectus means either Microsoft Corporation or one or more entities of which Microsoft Corporation holds the primary economic interest in whose name the Securities are held.

(4) Consists of       shares held by TCV III (GP),       shares held by TCV III,
    L.P.,       shares held by TCV III (Q), L.P. and       shares held by TCV
    III Strategic Partners, L.P. (the foregoing four entities, collectively, the
    "TCV III Funds"),       shares held by TCV IV, L.P. and       shares and
    held by TCV IV Strategic Partners, L.P. (the latter two entities, collectively, the "TCV IV Funds" and, together with the TCV III Funds, the "TCV Funds"). Mr. Hoag, a director of Expedia, is a Managing Member of Technology Crossover Management III, L.L.C., which is the Managing General Partner of TCV III (GP) and the sole General Partner of TCV III, L.P., TCV III (Q), L.P., and TCV III Strategic Partners, L.P. He is also a Managing Member of Technology Crossover Management IV, L.L.C., which is the General Partner of the TCV IV Funds. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of this pecuniary interest therein.

(5) Consists of       shares held by the TCV Funds (see Footnote 4).

    Because the selling security holders may dispose of all or a portion of their Securities, we cannot estimate the number of Securities that will be held by the selling security holder upon termination of any such distribution. In addition, a selling security holder identified above may sell, transfer or otherwise dispose of all or a portion of its Securities in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution".

INTERESTS OF SELLING SECURITY HOLDERS

    The following is a summary of material relationships between us and the selling security holders and assumes consummation of the merger.

    DIRECTORS AND OFFICERS

    Certain of the selling security holders are currently directors and officers of Expedia or were directors of Expedia prior to the consummation of the merger.

    EMPLOYMENT AGREEMENT WITH MR. BARTON. Effective as of the effective date of the merger, we will enter into an employment agreement with Mr. Barton setting forth the material terms of his employment. The agreement will have a three-year term and, six months prior to the end of the term, we and Mr. Barton will enter into good-faith negotiations to extend the employment term. Pursuant to the agreement, Mr. Barton will remain as chief executive officer of Expedia and will be a member of our board of directors.

    COMPENSATION. Mr. Barton will receive an annual base salary of $266,000 and will be eligible to receive an annual bonus of 200% of his salary, payable 50% in cash and 50% in Expedia stock options based on achieving agreed-upon Expedia budget goals. $133,000 of the cash portion of Mr. Barton's bonus is guaranteed.

    Following the effective date, all of Mr. Barton's outstanding and unexercised Expedia stock options will remain outstanding in accordance with their terms. On the effective date, Mr. Barton will receive a grant of options to purchase 100,000 shares of USA's common stock at a fair market value exercise price. Mr. Barton will also receive on the effective date a grant of options to purchase 375,000 shares of our common stock at a fair market value exercise price. Such options have a ten-year term and will vest in four equal annual installments commencing on the first anniversary of the effective date contingent upon Mr. Barton's continued employment with Expedia. Mr. Barton will also receive on the effective date an initial grant of 25,000 shares of our restricted stock, vesting contingent upon Mr. Barton's continued employment with Expedia through the third anniversary of the effective date. Mr. Barton will be evaluated for future option grants in a manner consistent with similarly situated executives of USA and its subsidiaries.

    Mr. Barton will be entitled to participate in welfare, health and life insurance and pension benefit and incentive programs adopted by Expedia on the same basis as similarly situated executives of Expedia, USA and their respective subsidiaries.

    SEVERANCE. Upon a termination of Mr. Barton's employment by Expedia without "cause" or by Mr. Barton for "good reason" (as each term is defined in the agreement), we will continue to pay Mr. Barton his salary for the remainder of the term, as well as pay any earned, but unpaid, base salary and will pay
Mr. Barton his deferred compensation balance. We will also pay Mr. Barton the pro rata portion of his annual bonus following the end of the fiscal year of his termination of employment (based upon satisfaction of performance goal formulas). In addition, he will immediately vest in all options and such options will remain exercisable for one year following his date of termination of employment. Although Mr. Barton is not obligated to mitigate any severance amounts, such amounts will be reduced by any compensation earned by Mr. Barton in the event that Mr. Barton becomes employed during the remainder of the term.

    CHANGE OF CONTROL. The agreement will provide that upon a change of control of Expedia, all of Mr. Barton's Expedia options (and the USA options granted on the effective date) and other Expedia equity compensation will vest immediately, and such options will remain exercisable for one year from the date of the change of control, notwithstanding any termination of employment.

    RESTRICTIVE COVENANTS. The agreement will provide for Mr. Barton to be bound by a covenant not to compete with our business (or any of our subsidiaries or affiliates) during the term of his employment and for two years after termination of employment for any reason; but if the non-compete period extends beyond the severance period (under circumstances in which Mr. Barton had been entitled to severance pay), we will pay Mr. Barton $100,000 per year (pro rated on a monthly basis) to the extent we determine to continue the non-compete period beyond the severance period. In addition, Mr. Barton will be bound by a two-year covenant not to solicit our employees or customers (or any of our subsidiaries or affiliates) and a confidentiality covenant.

    EMPLOYMENT AGREEMENT WITH MR. STANGER. Effective as of the effective date of the merger, we will enter into an employment agreement with Mr. Stanger setting forth the material terms of his employment. The agreement will have a three-year term.

    COMPENSATION. Mr. Stanger will receive an annual base salary of $175,000 and will be eligible to receive an annual bonus of 100% of his salary, payable 50% in cash and 50% in Expedia stock options based on achieving agreed-upon Expedia budget goals.

    Mr. Stanger will receive on the effective date an initial grant of options to purchase 50,000 shares of our common stock at a fair market value exercise price. Such options have a ten-year term and will vest in four equal annual installments commencing on the first anniversary of the effective date contingent upon Mr. Stanger's continued employment with us. Mr. Stanger will also receive on the effective date a grant of 10,000 shares of our restricted stock, vesting contingent upon Mr. Stanger's continued employment with us through the third anniversary of the effective date.

    Mr. Stanger will be entitled to participate in welfare, health and life insurance and pension benefit and incentive programs adopted by Expedia on the same basis as similarly situated executives of Expedia, USA and their respective subsidiaries.

    SEVERANCE. Upon a termination of Mr. Stanger's employment by us without "cause" or by Mr. Stanger for "good reason" (as each term is defined in the agreement), we will continue to pay Mr. Stanger his salary for the remainder of the term, as well as pay his earned, but unpaid, base salary and will pay
Mr. Stanger his deferred compensation balance. In addition, Mr. Stanger will automatically and immediately vest in all of his then-outstanding equity-based compensation awards granted on or prior to August 2, 2001, and such options shall remain exerciseable for one year following his date of termination of employment. Mr. Stanger is obligated to use reasonable best efforts to mitigate any severance payable to him.

    CHANGE OF CONTROL. The agreement will provide that upon a change of control of Expedia, all of Mr. Stanger's Expedia options and other Expedia equity compensation will vest immediately, and such options will remain exercisable for one year from the date of the change of control, notwithstanding any termination of employment.

    RESTRICTIVE COVENANTS. Pursuant to the agreement, Mr. Stanger will be bound by covenants not to compete with our businesses (or our subsidiaries or affiliates) and not to solicit our employees or customers (or our subsidiaries or affiliates) during the term of his employment and for two years after termination of employment for any reason. In addition, Mr. Stanger will agree not to divulge or disclose any confidential information of Expedia or our affiliates.

    EMPLOYMENT AGREEMENTS WITH OTHER SELLING SECURITY HOLDERS. Effective as of the effective date of the merger, we will also enter into employment agreements with Mr. Bishop, Mr. Blachford, Mr. Breakwell, Mr. Britton, Mr. Day,
Ms. Dellplain, Mr. Slyngstad, as well as eight other members of our senior management (who are not selling security holders hereunder) of Expedia and Travelscape.com, Inc., our wholly owned subsidiary. Each of these agreements will have a term of three years.

    Under the agreements, upon a termination of the employee's employment by us without "cause" or a resignation by the employee with "good reason" (as each term is defined in the term sheet), the employee will be entitled to: (a) the acceleration and immediate vesting of all unvested Expedia options granted to him on or prior to August 2, 2001, and any attendant warrants granted in connection with the merger; and (b) receive the salary, target bonus and welfare benefits (and any other damages to which he would be entitled) for the remainder of the term, less an offset equal to any amounts earned during the term from other employment, with no obligation to mitigate.

    As a condition to entering into the agreements, each of these employees will agree to a non-compete for a period of one year from the date of termination for any reason. The non-compete applies to general online travel providers such as Travelocity, Orbitz and Priceline. Each of these individuals will also agree to a one-year non-solicitation covenant and a standard confidentiality covenant.

    The base salaries to be provided in the employment agreements are the individuals' respective current salary, as it may be increased during our currently pending semi-annual performance review in a manner consistent with past practice, unless otherwise agreed by us and USA, and subject to further review and increase at the discretion of our chief executive officer, any such increases to be approved by our compensation committee.

    Each individual will be entitled to participate in stock option grants after August 2, 2001 (except that such options will not accelerate and vest upon termination without cause or resignation with good reason).

    STOCK OPTIONS. All options held by our non-employee directors who will not continue as directors after the effective time, or who cease to be directors for any reason within one year following the effective time, will become fully exercisable.

    Pursuant to the merger agreement, each Expedia optionee, including members of management and our board of directors, received warrants to purchase 0.1920 shares of our common stock for each Expedia option share with respect to options
issued on or prior to August 2, 2001 that were outstanding as of January   ,
2002. Each new Expedia warrant issued with respect to a stock option is subject to the same vesting schedule as the underlying stock option. Messrs. Barton,
Stanger, Bishop, Breakwell and Slyngstad received       ,       ,       ,
      , and       warrants, respectively, and the non-employee members of the
Expedia board of directors as a group received       warrants.

    On August 2, 2001, the compensation committee of our board of directors issued an aggregate of 1,509,145 options to acquire shares of our common stock pursuant to the Expedia 1999 Stock Option Plan and the Expedia 1999 Amended and Restated Stock Option Plan for Non-Employee Directors, at exercise prices of $44.55 and $48.70.

    As part of this grant, we granted to Messrs. Barton, Stanger, Bishop, Breakwell and Slyngstad 125,000, 50,000, 25,000, 25,000 and 50,000 stock options, respectively. Mr. Maffei was granted 100,000 stock options and each of the remaining non-employee directors was granted 5,000 stock options on such date. As noted above, provided that these options were outstanding as of
January   , 2002, these
holders were entitled to receive the warrants in respect of their options on the same terms as described above.

    USA STOCK OPTIONS. The Compensation Committee of USA has granted options to acquire USA common stock, which included grants to Expedia executives. Specifically, USA granted, effective upon completion of the merger, to Messrs. Barton, Stanger, Bishop, Breakwell and Slyngstad options to acquire 100,000, 70,000, 30,000, 30,000 and 30,000 shares of USA common stock, respectively. USA also granted, effective upon completion of the merger, options to acquire 30,000 shares of USA common stock to each of four other executive officers of Expedia. All of the options will vest in four equal installments on the first four anniversaries of the closing, and the per share exercise price of each option will be the closing sales price of USA common stock on the last market trading day prior to completion of the merger.

    OUR RELATIONSHIP WITH MICROSOFT

    In October 1996, Microsoft launched its online travel services through Expedia. On October 1, 1999, Microsoft separated the Expedia assets and contributed them to us in exchange for 33,000,000 shares of common stock or 100% of our outstanding common stock at that date. As a result of the merger transactions, Microsoft no longer owns a controlling interest in Expedia.

    At the time of our separation from Microsoft in 1999, Microsoft assigned to us a number of contracts having to do with the Expedia business. Many of these have intellectual property components. Generally, where the contract only impacted our business and no other units of Microsoft, it was assigned to us. To our knowledge, Microsoft obtained all necessary consents to these assignments where applicable.

    At the time of our separation from Microsoft, we also entered into a number of other agreements with Microsoft that were necessary to separate our assets from Microsoft and to facilitate the operation of our assets after such separation. As part of the merger transactions, each of the agreements relating to our separation from Microsoft has been amended and restated. Each of these agreements is summarized below.

AMENDED AND RESTATED CARRIAGE AND CROSS PROMOTION AGREEMENT.

    In June 2001, we and Microsoft entered into an amended and restated carriage and cross promotion agreement. Under this agreement, Microsoft's domestic and international MSN websites promote co-branded versions of our websites that include the logos of both Expedia and MSN in the United States, the United Kingdom, Germany and Canada, countries in which we are currently present. These co-branded websites are the preferred travel transaction services offered on MSN, except in international markets where we do not have a presence. Under the agreement, we and Microsoft also agreed to certain restrictions regarding the promotion of competitors on MSN.com and on the MSN Expedia co-branded travel websites accessed via MSN.com. The amended and restated agreement has a four-year term.

    We pay Microsoft slotting fees and performance fees under the amended and restated carriage and cross promotion agreement. These fees are calculated in accordance with the terms of the agreement and, in certain cases, a letter agreement entered into by us and Microsoft in July 2001.

    We pay Microsoft an annual slotting fee of $500,000 for the U.S. co-branded travel website. This fee is credited toward the performance fees that we are required to pay Microsoft. We pay Microsoft an annual slotting fee of $250,000 for each non-U.S. co-branded travel website. These fees are credited towards the performance fees we are required to pay Microsoft only if these non-U.S. websites exceed specified revenue targets. The performance fees we pay to Microsoft are based on the number of transactions of each transaction type that occur on the co-branded websites multiplied by the average gross profit per transaction achieved by us for each transaction type multiplied by the agreed percentage of gross profit to be shared for each transaction type.

AMENDED AND RESTATED SERVICES AGREEMENT.

    On October 1, 1999, we and Microsoft entered into a services agreement whereby Microsoft agreed to provide us with certain administrative and operational services. This agreement was subsequently amended and restated effective January 1, 2001 and further amended effective July 1, 2001. In connection with the merger, the agreement was again amended and restated effective December 21, 2001.

    Under the current agreement, Microsoft will continue to provide us with specified administrative and operational services. In return, we will pay Microsoft fees based on the total direct and indirect costs incurred by Microsoft in providing these services to us. The current agreement is effective through September 30, 2002. The agreement is cancelable by us upon 30 days written notice and, in limited circumstances, by Microsoft upon 180 days written notice. The agreement also provides that Microsoft may terminate specified services if it determines in good faith, after consultation with us and USA, that it is inappropriate for Microsoft to continue providing these services to an unaffiliated third party. We have been developing and will continue to develop our own resources in these areas and currently intend to discontinue some or all of the services provided by Microsoft before the end of the current agreement.

HOSTING SERVICES AGREEMENT.

    On August 14, 2001, in connection with the merger transactions, we and Microsoft entered into a hosting services agreement under which Microsoft provides us with internet service provider services for our websites. Microsoft previously provided these services to us under the amended and restated services agreement. The hosting services agreement has a four-year term. We pay Microsoft for the hosting services on a cost basis.

LICENSE AGREEMENTS.

    On October 1, 1999, we and Microsoft entered into a license agreement under which Microsoft provides us with rights to intellectual property used in its business. Microsoft assigned to us the trademarks and domain names associated with the name "Expedia." In addition, Microsoft assigned to us copyrights for software relating to online travel services.

    Under the license agreement, we licensed the right to use some of Microsoft's retail products and other technology under the license agreement with Microsoft. All of the licenses relating to Expedia specific software content and data and patents were royalty-free, irrevocable and perpetual. In connection with the merger transactions, the license agreement was terminated, however, the perpetual licenses remain in effect.

    On September 25, 2001, we and Microsoft entered into the following agreements that provide us with worldwide rights to use some of Microsoft's retail products: Microsoft Business Agreement; Microsoft Enterprise Agreement; Microsoft Enterprise Enrollment Agreement; Microsoft Select Agreement; and Microsoft Select Enrollment Agreement to replace some of the licenses in the license agreement dated October 1, 1999.

AMENDED AND RESTATED MAP SERVER LICENSE AGREEMENT.

    On October 1, 1999, we and Microsoft entered into a map server agreement under which Microsoft licenses to us certain server technology related to the Expedia Maps service. In connection with the merger transactions, we and Microsoft entered into an amended and restated map server license agreement effective August 15, 2001 to amend some of the terms under which Microsoft provides us with such technology.

    Under the amended and restated map server license agreement, Microsoft will develop, maintain, host and serve maps to our websites. This agreement has a four-year term. The maps will be customized for our websites and will include both our logo and Microsoft's MapPoint.Net logo. We have agreed to pay Microsoft on a per transaction basis for each map served.

AGREEMENT TO ASSIGN PATENT APPLICATIONS AND ROYALTY SHARING AGREEMENT.

    On November 6, 2001, we entered into an assignment agreement with Microsoft pursuant to which Microsoft assigned to us all of Microsoft's patents relating to the operation of our websites. The assignment agreement includes a limited license of such patents from us to Microsoft. Further, the assignment agreement includes a royalty sharing arrangement under which we will pay a percentage of any royalties collected by us to Microsoft for licenses to such patents that are granted by us to third parties for use in products and/or services other than online travel services.

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT.

    On July 15, 2001, in connection with the merger transactions, we entered into a registration rights agreement with Microsoft. This agreement was subsequently amended and restated. Under the amended and restated agreement, we agreed to grant to Microsoft customary registration rights, including the right to underwritten offerings, relating to our securities, if any, owned by Microsoft following completion of the merger transactions. We agreed to file the registration statement, of which this prospectus forms a part, with respect to Microsoft's Expedia securities and to use our reasonable best efforts to make this registration statement effective as promptly as practicable following the completion of the merger transactions.

TAX ALLOCATION AGREEMENT.

    Effective October 1, 1999, we entered into a tax allocation agreement with Microsoft. For periods during which we were included in Microsoft's consolidated U.S. federal tax return, the agreement generally adopts the "percentage of tax liability" method of Regulations section 1.1552-1(a)(2) as its "basic method" and the "percentage" method of Regulations section 1.1502-33(d)(3) as its complementary method.

    Under the "percentage of tax liability" method, a member's allocable share of consolidated tax liability is equal to the tax liability of the group multiplied by a fraction, the numerator of which is the separate return tax liability of such member and the denominator of which is the sum of the separate return tax liability of all the members.

    This basic allocation method is modified by the complementary "percentage" method. Under the percentage method, in the event a loss or credit is generated by a member, such member is compensated at the time the loss or credit is absorbed by the other members of the Microsoft group. In our case, however, 7.5% of the benefit Expedia generates and is absorbed by the other members of the Microsoft group will be retained by Microsoft as a "fee" because Expedia is being paid for tax attributes prior to the time we could have used them to reduce our tax liability.

    We may be reimbursed by Microsoft for tax losses incurred during the period from October 1, 1999 to March 17, 2000 which are utilized on the Microsoft consolidated U.S. federal tax return. On March 18, 2000, Microsoft's investment in Expedia fell below 80% ownership. As such, from March 18, 2000 onward, we must file a separate tax return. Any losses not utilized by Microsoft during the period that we were included in Microsoft's consolidated return will be carried forward by us and can be used on our separate return to offset any future taxable income.

    Under the terms of this agreement, Microsoft is entitled to the benefit of the compensation deduction attributable to the Microsoft stock options that we assumed at the time of our initial public offering. We and Microsoft take this deduction into account under the normal tax accounting rules, so the deduction generally occurs on the exercise of the options. The portion of this cost that Microsoft deducts is equal to the excess of the fair market value of the shares to be acquired on exercise of the option on the date we employ the optionee over the exercise price of the assumed option. We determined this amount on the date that we employed each optionee.

    We agreed in the merger agreement that the aggregate liability of Expedia to make payments after the date of the merger agreement to no more than $36,300,000 with respect to any past, present or future taxable periods. In addition, we agreed that the term "Inherent Bargain Element," as used in the Microsoft tax allocation agreement, will not include any amount with respect to any option to purchase Expedia common stock granted on or after July 15, 2001. Microsoft has also agreed to indemnify and hold harmless USA and Expedia for certain tax liabilities.

    On November 9, 2001, we entered into an agreement with Microsoft setting forth the manner in which we are to compensate Microsoft for the compensation deductions attributable to the "Inherent Bargain Element" as used in the Microsoft tax allocation agreement. Under this agreement, we will be required to compensate Microsoft for the actual federal and state tax savings that we realize as a result of the use of the compensation deductions, as and when we realize such tax savings.

                          DESCRIPTION OF CAPITAL STOCK

    Set forth below is a description of our capital stock and assumes consummation of the merger. The following statements are brief summaries of, and are subject to the provisions of, our amended and restated articles of incorporation and amended and restated bylaws, the warrant agreements relating to the Expedia Warrants and the relevant provisions of the Business Corporations Act of the State of Washington.

GENERAL

    We are authorized to issue up to 770,000,000 shares of capital stock, consisting of 600,000,000 shares of common stock, par value $.01 per share, 150,000,000 shares of Class B common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share. As of
  , 2002, assuming exercise of all Expedia Warrants, there were outstanding
approximately             shares of Expedia common stock,             shares of
Expedia Class B common stock and no shares of Expedia preferred stock. If preferred stock is issued, our Board of Directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

COMMON STOCK AND CLASS B COMMON STOCK

    As a result of the merger, we have a "dual class" common stock structure, consisting of common stock and Class B common stock. The rights and preferences of the common stock and the Class B common stock are identical to each other, except that holders of Class B common stock are entitled to 15 votes per share, compared with one vote per share for the common stock; provided that if at any time a person and its affiliates would hold in aggregate more than 94.9% of our aggregate voting power, then the number of votes for each share of Class B common stock shall be reduced pursuant to the following formula:

                                             (0.949w--v)
                               v         =
                                             ----------
                                             (z--0.949x)

        where v = votes per share of Class B common stock held by the person

           w = total number of outstanding shares of common stock;

           x = total number of outstanding shares of Class B common stock;

           y = total number of outstanding shares of common stock held by the person; and

           z = total number of outstanding shares of Class B common stock held by the person,

    provided, further, that (1) subject to clause (3) below, in no event shall the application of the formula result in the aggregate voting power of a person being less than or greater than 94.9% of our aggregate voting power, (2) our Board of Directors shall be authorized to adjust the formula set forth in the first proviso of this paragraph in the event that there are outstanding any voting securities of Expedia other than the common stock and the Class B common stock, as appropriate, to provide that, subject to clause (3) of this proviso, the aggregate voting power of the person is not greater than or less than 94.9% of our aggregate voting power, and (3) in the event that pursuant to the formula in the first proviso of this paragraph (as adjusted from time to time pursuant to clause (2) of this proviso), the votes per share of Class B common stock held by the person either (A) cannot be determined or (B) would be a negative number, in each case, which occurs when that person owns more than 94.9% of the outstanding common stock as well as 94.9% or more of the Class B common stock, the first proviso of this paragraph shall be disregarded and be of no further force and effect and each share of Class B common stock shall be entitled to fifteen (15) votes per share.

    No holders of either class of our common stock have cumulative voting rights, preemptive or conversion rights. There are no redemption or sinking fund provisions available to either class of common stock. All outstanding shares of each class of common stock are fully-paid and non-assessable. Taking into consideration preferences that may be applicable to any then-outstanding Expedia preferred stock, holders of either class of common stock will be entitled to receive ratably any dividends that may be declared by the board of directors of Expedia out of funds legally available for these dividends. In the event of a liquidation, dissolution or winding up of Expedia, holders of either class of common stock will be entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference to any then-outstanding holders of Expedia preferred stock.

EXPEDIA WARRANTS

    Expedia Employee Warrants were issued to our option holders under a warrant agreement between Expedia and Mellon Investor Services LLC, as warrant agent. A copy of the Expedia Employee Warrant agreement has been filed with the SEC as an exhibit to the Form S-3 registration statement. On January 25, 2002, we
distributed an aggregate of       Expedia Employee Warrants to certain of our
optionholders. As of           , 2002, there were     Expedia Employee Warrants
outstanding.

    Expedia Shareholder Warrants were issued to our option holders under a warrant agreement between Expedia and Mellon Investor Services LLC, as warrant agent. A copy of the Expedia Shareholder Warrant agreement has been filed with the SEC as an exhibit to the Form S-4 registration statement. In connection with
the merger, we issued an aggregate of     Expedia Shareholder Warrants to
shareholders who retained their shares of Expedia common stock in the
recapitalization. As of           , 2002, there were     Expedia Shareholder
Warrants outstanding.

    The Expedia Warrants expire on         , 2009. Each Expedia Warrant entitles
its holder to purchase one share of Expedia common stock at any time prior to
        , 2009 upon payment of the exercise price of $52.00 per share, subject to adjustment. The exercise price must be paid in cash. Any Expedia Warrant not exercised on or prior to the last business day before the expiration of this period will become void, and all rights of the holder of the Expedia Warrant will cease. Holders of Expedia Warrants will not be entitled, by virtue of being such holders, to have any rights of holders of Expedia common stock until they exercise their warrants. The Expedia Warrants are not subject to redemption.

    The number of shares of Expedia common stock issuable upon exercise of the Expedia Warrants and the exercise price of the Expedia Warrants are subject to adjustment from time to time upon the occurrence of any of the following events to the Expedia common stock: any stock split; any stock consolidation, combination or subdivision; any stock dividend or other distribution; any repurchase, reclassification, recapitalization or reorganization; and certain distributions of rights, warrants or evidences of indebtedness or assets.

    We will keep in reserve at all times before the expiration date of the Expedia Warrants sufficient authorized but unissued shares of Expedia common stock for issuance in the event of exercises by the holders of Expedia Warrants. In addition, the Expedia Warrants and any shares of Expedia common stock issuable upon exercise of the Expedia Warrants will be registered under the Securities Act.

TRANSFER AGENT

    The transfer agent for our common stock is Mellon Investor Services LLC.

                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

GENERAL

    The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of Expedia Warrants and Expedia common stock received upon exercise of Expedia Warrants. This discussion is based on current law, which is subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to holders who hold Expedia Warrants or shares of Expedia common stock as capital assets. Moreover, this discussion is for general information only and does not address all the tax consequences that may be relevant to you in light of your personal circumstances, such as banks, insurance companies, dealers in securities or currencies, tax-exempt entities, persons that will hold Expedia Warrants or Expedia common stock as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, and persons that have a "functional currency" other the U.S. dollar. Nor does this discussion discuss special tax provisions that may apply to you if you relinquished United States citizenship or residence.

    A United States Holder is the beneficial owner of Expedia Warrants or Expedia common stock that is (i) an individual citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof;
(iii) an estate, the income of which is subject to United States federal income taxation regardless of its sources; (iv) a trust if a court in the United States is able to exercise primary supervision and one or more United States persons have the authority to control all substantial decisions or if the trust has made a valid election to be treated as a United States person under applicable Treasury Regulations.

    A non-United States Holder is a beneficial owner of Expedia Warrants or Expedia common stock that is not a United States Holder. If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted.

    EACH PROSPECTIVE RECIPIENT OR PURCHASER OF EXPEDIA WARRANTS OR EXPEDIA COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK OR WARRANTS AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY UNITED STATES STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

UNITED STATES HOLDERS

    EXERCISE OF EXPEDIA WARRANTS AND OWNERSHIP OF EXPEDIA COMMON STOCK. Upon the exercise of an Expedia Warrant, as a United States Holder, you will not recognize gain or loss (except to the extent of cash, if any, received in lieu of the issuance of fractional shares of Expedia common stock minus the portion of the adjusted tax basis of the Expedia Warrant and the portion of the exercise price allocable to such fractional shares), and you will have an adjusted tax basis in the Expedia common stock acquired pursuant to such exercise equal to your adjusted tax basis in the Expedia Warrant plus the exercise price of the Expedia Warrant minus the portion of such amounts attributable to fractional shares. Your holding period for such Expedia common stock so acquired will commence on the date after the date of exercise of the Expedia Warrant. Any gain or loss recognized as a result of receiving cash in lieu of fractional shares of Expedia common stock will be in an amount and of the same character that you would have recognized if you had received such fractional shares and then immediately sold them for cash back to the Company. Upon the sale of Expedia common stock received upon exercise of an Expedia Warrant, you will recognize capital gain or loss equal to the difference between the amount realized upon the sale and your adjusted tax basis in the common stock. Distributions made with respect to the Expedia common stock will constitute dividends to the extent paid out of our current or accumulated earnings and profits. To the extent that a distribution exceeds our earnings and profits, it will be treated as a nontaxable return of the capital to the extent of your adjusted tax basis in the Expedia common stock and the excess, if any, will be treated as capital gain.

    SALE OR LAPSE OF EXPEDIA WARRANTS. You will recognize capital gain or loss on the sale of an Expedia Warrant in an amount equal to the difference between the amount realized and your tax basis in the Expedia Warrant. If an Expedia Warrant expires unexercised, you will recognize a capital loss equal to your tax basis in the Expedia Warrant.

    ADJUSTMENTS. Under Section 305 of the Internal Revenue Code, adjustments to the exercise price or conversion ratio of the Expedia Warrants which occur under certain circumstances, or the failure to make such adjustments, may result in the receipt of taxable constructive dividends by you (subject to a possible dividends received deduction in the case of corporate United States Holders) to the extent of our current or accumulated earnings and profits, regardless of whether there is a distribution of cash or property.

    INFORMATION REPORTING AND BACKUP WITHHOLDING TAX. In general, information reporting requirements and backup withholding requirements will apply to the payments of dividends on Expedia common stock paid to you and payments of proceeds of the sale of your Expedia common stock. You may avoid backup withholding by properly executing under penalties of perjury an Internal Revenue Service Form W-9 or substantially similar form that provides (i) your correct taxpayer identification number, and (ii) certification that (A) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (B) you have not been notified by the Internal Revenue Service that you are subject to backup withholding, or (C) you have been notified by the Internal Revenue Service that you are no longer subject to backup withholding.

    Unless you have established on a properly executed Internal Revenue Service Form W-9 or substantially similar form that you are a corporation or come within another enumerated exempt category, dividends on Expedia common stock paid to you during the calendar year, and the amount of tax withheld, if any, will be reported to you and to the Internal Revenue Service. Amounts withheld are generally not an additional tax and may be refunded or credited against your United States federal income tax liability, provided you furnish the required information to the Internal Optionholder Revenue Service.

NON-UNITED STATES HOLDERS

    DIVIDENDS. If dividends (including constructive dividends under Section 305 of the Internal Revenue Code) are paid on shares of Expedia common stock, as a non-United States Holder, you will be subject to withholding of United States federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, you must properly file with the payor an Internal Revenue Service Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid to a non-United States Holder that is a partnership or other pass through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty.

    If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to United States permanent establishment of yours, those dividends will not be subject to withholding tax, but instead will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates, provided an Internal Revenue Service Form W-8ECI, or successor form, is filed with the payor. If you are a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

    You must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid with respect to your Expedia common stock. In addition, if you are required to provide an Internal Revenue Service Form W-8ECI or successor form, as discussed above, you must also provide your tax identification number.

    If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

    GAIN ON DISPOSITION OF EXPEDIA WARRANTS OR COMMON STOCK. As a non-United States Holder, you generally will not be subject to United States federal income tax on any gain recognized on the sale or other disposition of Expedia Warrants or Expedia common stock unless:

1. the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of yours (and, in which case, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty).

2. you are an individual who holds the Expedia Warrants or Expedia common stock as a capital asset and are present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

3. we are or have been a "United States real property holding corporation," or a USRPHC, for United States federal income tax purposes. We believe that we are not currently, and are not likely not to become, a USRPHC. If we were to become a USRPHC, then gain on the sale or other disposition of Expedia Warrants or Expedia common stock by you generally would not be subject to United States federal income tax provided:

       a. the Expedia Warrants or Expedia common stock was "regularly traded on an established securities market; and

       b. you do not actually or constructively own more than 5% of the Expedia common stock during the shorter of the five-year period preceding the disposition or your holding period.

    FEDERAL ESTATE TAX. If you are an individual, Expedia Warrants or Expedia common stock held at the time of your death will be included in your gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

    INFORMATION REPORTING AND BACKUP WITHHOLDING TAX. We must report annually to the Internal Revenue Service and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be mad available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.

    Backup withholding is generally imposed on certain payments to persons that fail to furnish the necessary identifying information to the payor. You generally will be subject to back-up withholding tax with respect to dividends paid on your Expedia common stock unless you certify your non-United States status.

    The payment of proceeds of a sale of Expedia Warrants or Expedia common stock effected by or through a United States office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify your non-United States status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of Expedia Warrants or Expedia common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that you are a non-United States Holder and certain other conditions are met or you otherwise establish an exemption.

    Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished in a timely manner to the Internal Revenue Service.

                                 LEGAL MATTERS

    The validity of the securities offered by this prospectus is being passed upon for us by Davis Wright Tremaine LLP, Seattle, Washington.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Expedia, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Expedia in connection with the securities being registered. All amounts are estimates except the Securities and Exchange Commission ("SEC") registration fee and the NASD filing fee.

ITEM                                                            AMOUNT
----                                                          ----------
SEC Registration Fee........................................  $20,093.00
NASD Fee....................................................        0.00
Printing Fees and Expenses..................................   10,000.00
Legal Fees and Expenses.....................................   15,000.00
Accounting Fees and Expenses................................    5,000.00
Miscellaneous...............................................    5,000.00
                                                              ----------
    Total...................................................  $55,093.00
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article VII of our Articles of Incorporation authorizes us to indemnify any present or former director or officer to the fullest extent not prohibited by the Washington Business Corporation Act ("WBCA") or other applicable law now or hereafter in force. Chapter 23B.08.510 and .570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under specific circumstances for liabilities, including provisions permitting advances for expenses incurred, arising under the Securities Act of 1933, as amended (the "Securities Act").

    In addition, we maintain directors' and officers' liability insurance under which our directors and officers are insured against loss, as defined in the policy, as a result of claims brought against them for their wrongful acts in such capacities.

ITEM 16. EXHIBITS

    The following exhibits are filed as part of this registration statement:

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
     4.1                Form of Common Stock Certificate*
     4.2                Form of Expedia Optionholder Equity Warrant (included in
                        Exhibit 4.3)
     4.3                Form of Expedia Optionholder Equity Warrant Agreement**
     4.4                Form of Expedia Shareholder Equity Warrant (included in
                        Exhibit 4.5)
     4.5                Form of Expedia Shareholder Equity Warrant Agreement***
     5.1                Opinion of Davis Wright Tremaine LLP regarding the legality of the securities being issued****
    23.1                Consent of Deloitte & Touche LLP
    23.2                Consent of Davis Wright Tremaine LLP (included in Exhibit
                        5.1)
     24                 Power of Attorney (set forth on the signature page of this registration statement)

------------------------

* Previously filed as an exhibit to Expedia's Form S-1 filed September 23, 1999 and incorporated herein by reference.

** Previously filed as an exhibit to Amendment No. 1 to Expedia's Form S-3 filed December 4, 2001 and incorporated herein by reference.

*** Previously filed as an exhibit to Amendment No.1 to Expedia's Form S-4 filed
    November 9, 2001 and incorporated herein by reference.

****To be filed by amendment.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) To include any prospectus required by section 10(a)(3) of the Securities Act;

        (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington on January 23, 2002.

                                                       EXPEDIA, INC.

                                                       By:  /s/ RICHARD N. BARTON
                                                            -----------------------------------------
                                                            Name: Richard N. Barton
                                                            Title: President and Chief Executive
                                                            Officer (Principal Executive Officer)

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard N. Barton, his or her attorney-in-fact, for him or her in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the following capacities on January 23, 2002.

                      SIGNATURE                                                   TITLE
                      ---------                                                   -----
                /s/ RICHARD N. BARTON                            President, Chief Executive Officer,
     -------------------------------------------                   Director (Principal Executive
                  Richard N. Barton                                Officer)

               /s/ GREGORY S. STANGER                            Sr. Vice President, Finance; Chief
     -------------------------------------------                   Financial Officer (Principal
                 Gregory S. Stanger                                Financial and Accounting Officer)

                /s/ GREGORY B. MAFFEI
     -------------------------------------------                 Chairman of the Board of Directors
                  Gregory B. Maffei

                   /s/ BRAD CHASE
     -------------------------------------------                 Director
                     Brad Chase

                /s/ GERALD GRINSTEIN
     -------------------------------------------                 Director
                  Gerald Grinstein

                      SIGNATURE                                                   TITLE
                      ---------                                                   -----
                   /s/ JAY C. HOAG
     -------------------------------------------                 Director
                     Jay C. Hoag

             /s/ LAURIE MCDONALD JONSSON
     -------------------------------------------                 Director
               Laurie Mcdonald Jonsson

                /s/ RICHARD D. NANULA
     -------------------------------------------                 Director
                  Richard D. Nanula

                               INDEX TO EXHIBITS

     EXHIBIT NO.                                DESCRIPTION
---------------------                           -----------
     4.1                Form of Common Stock Certificate*

     4.2                Form of Expedia Optionholder Equity Warrant (included in
                        Exhibit 4.3)

     4.3                Form of Expedia Optionholder Equity Warrant Agreement**

     4.4                Form of Expedia Shareholder Equity Warrant (included in
                        Exhibit 4.5)

     4.5                Form of Expedia Shareholder Equity Warrant Agreement***

     5.1                Opinion of Davis Wright Tremaine LLP regarding the legality of the securities being issued****

    23.1                Consent of Deloitte & Touche LLP

    23.2                Consent of Davis Wright Tremaine LLP (included in Exhibit
                        5.1)

     24 Power of Attorney (set forth on the signature page of this registration statement)

------------------------

* Previously filed as an exhibit to Expedia's Form S-1 filed September 23, 1999 and incorporated herein by reference.

** Previously filed as an exhibit to Amendment No. 1 to Expedia's Form S-3 filed December 4, 2001 and incorporated herein by reference.

*** Previously filed as an exhibit to Amendment No.1 to Expedia's Form S-4 filed
    November 9, 2001 and incorporated herein by reference.

****To be filed by amendment.